Filed Pursuant to Rule 433

Registration Nos. 333-261719 & 333-261719-06

*PRICING DETAILS* $1.628Bn Hyundai Auto Receivables Trust (HART) 2023-C

Jt-Bookrunners: BNP Paribas (struc), Bank of America, SMBC, Societe Generale, and Wells Fargo

Co-Managers : JP Morgan, Lloyds

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SIZE($mm)	WAL^	S&P/F P.	WIN^	E. FINAL	L. FINAL	BENCH SPREAD	YLD(%)	CPN(%)	PX
A-1	293.000	0.24	A-1+/F1+	01-06	05/24	11/24	I-CRV + 22	5.634	5.634	100.00000

A-2-A\	352.420	1.10	AAA/AAA	06-21	08/25	01/27	I-CRV + 63	5.875	5.80	99.99532

A-2-B/	275.000	1.10	AAA/AAA	06-21	08/25	01/27	SOFR30A + 63			100.00000

A-3	552.420	2.54	AAA/AAA	21-42	05/27	10/28	I-CRV + 90	5.610	5.54	99.98685

A-4	75.000	3.70	AAA/AAA	42-47	10/27	12/29	I-CRV + 106	5.624	5.55	99.96916

B	30.060	4.03	AA+/AA+	47-50	01/28	12/29	I-CRV + 155	6.090	6.01	99.98513

C	50.100	4.24	AA/A+	Retained

^ Pricing Speed: 1.3% ABS to 5% Call

--Transaction Details--

* Size : $1.628Bn

* Ticker : HART 2023-C
* Expected Ratings : S&P/Fitch
* Format : SEC Registered

* Min. Denoms : $1k x $1k

* Expected Pxg : PRICED

* Settlement Date : 11/13/23

* First Pay : 12/15/23

* ERISA : Yes
* RR Compliance : US-Yes; EU-No; UK-No

* Bill & Deliver : BNP Paribas

-- Available Materials --

* Preliminary Prospectus & Ratings FWP (attached)

* Intex CDI (attached)

* Intexnet : Dealname: bphart23c_prepx ; Password: XV2U

* Deal Roadshow : https://dealroadshow.com ; Entry Code (Case Sensitive): HART23C

--HART 2023-C CUSIPs / ISINs --

Class A1 : 44918C AA0 / US44918CAA09

Class A-2-A: 44918C AB8 / US44918CAB81

Class A-2-B: 44918C AC6 / US44918CAC64

Class A3 : 44918C AD4 / US44918CAD48

Class A4 : 44918C AE2 / US44918CAE21

Class B : 44918C AF9 / US44918CAF95

Class C : 44918C AG7 / US44918CAG78

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